Exhibit 99.1

Correction: Amarantus BioSciences Updates Shareholders on Timing of Michael J. Fox Foundation Grant Data Release

SUNNYVALE, Calif. – CORRECTED November 8, 2012 –

Amarantus BioSciences, Inc. (OTCQB: AMBS) is issuing corrections to a press release dated November 7 regarding data from a study into MANF, funded by The Michael J. Fox Foundation (MJFF).

To clarify remarks in the original release, MJFF does not agree with Amarantus’ statements that, to-date, reported behavioural pre-clinical data were positive, and that histology data confirm re-innervation of the striatum due to MANF delivery. MJFF reserves any view on the histology results until the final data are available. In addition, MJFF is not considering additional funding to Amarantus at this time. Amarantus has announced the final data will be available in December.

MJFF continues to invest in promising neurotrophic factor approaches, and will apply takeaways from this study to future initiatives. The Foundation still believes that MANF is a potentially promising trophic factor.

A link to the original release is below.

http://www.prnewswire.com/news-releases/amarantus-biosciences-updates-shareholders-on-timing-of-michael-j-fox-foundation-grant-data-release-177625521.html

About Amarantus BioSciences, Inc.

Amarantus BioSciences, Inc. is a development-stage biotechnology company founded in January 2008. The Company has a focus on developing certain biologics surrounding the intellectual property and proprietary technologies it owns to treat and/or diagnose Parkinson’s disease, Traumatic Brain Injury and other human diseases. The Company owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. The Company also is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. For further information please visit www.Amarantus.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the possible benefits of MANF therapeutic applications and/or advantages presented by Amarantus’ PhenoGuard technology, as well as statements about expectations, plans and prospects of the development of Amarantus' new product candidates. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the risks that the anticipated benefits of the therapeutic drug candidates or discovery platforms, as well as the risks, uncertainties and assumptions relating to the development of Amarantus' new product candidates, including those identified under "Risk Factors" in Amarantus' most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q and in other filings Amarantus periodically makes with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements Amarantus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this presentation.

MEDIA CONTACTS

Amarantus BioSciences, Inc.

Gerald E. Commissiong

408-737-2734

pr@amarantus.com